Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors and Stockholders

Reinsurance Group of America, Incorporated:

We consent to the incorporation by reference in this Registration Statement of Reinsurance Group of America, Incorporated and subsidiaries on Form S-3 of our report dated March 9, 2004, appearing in the Annual Report on Form 10-K of Reinsurance Group of America, Incorporated and subsidiaries for the year ended December 31, 2003 and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/    Deloitte & Touche LLP

St. Louis, Missouri

July 8, 2004